Exhibit 99.1

IDT Corporation Completes Sale of Fabrix Systems

NEWARK, NJ – October 8, 2014:  IDT Corporation (NYSE: IDT), a global provider of telecommunications and payment services, announced today that it has completed the sale of Fabrix Systems (Fabrix) to Ericsson. The final sale price for 100% of the shares in Fabrix was $95 million in cash, excluding transaction costs and working-capital and other adjustments.  IDT owned approximately 78% of Fabrix on a fully diluted basis.

IDT’s share of the sale price, net of transaction costs, is expected to be approximately $73 million in cash.   IDT and other shareholders have placed $13.0 million of their proceeds in escrow to resolve any post-closing claims that may arise.  Any unclaimed escrow balance will be released in two tranches over a period of 18 months.

IDT was advised on the deal by Stifel.

The description of the transaction contained herein is only a summary and is qualified in its entirety by reference to the definitive agreement relating to the transaction, a copy of which has been filed with the SEC as an exhibit to a Current Report on Form 8-K.

Forward Looking Statements:

All statements above that are not purely about historical facts, including, but not limited to, those in which we use the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate, “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors.  Our filings with the SEC provide detailed information on such statements and risks, and should be consulted along with this release. To the extent permitted under applicable law, IDT assumes no obligation to update any forward-looking statements.

About IDT Corporation:
IDT Corporation (NYSE: IDT), through its IDT Telecom division, provides retail telecommunications and payment services to help immigrants and the under-banked to conveniently and inexpensively communicate and share resources around the world.  IDT Telecom’s wholesale business is a leading global carrier of international long distance voice calls.  IDT also holds a majority interest in Zedge (www.zedge.net), a mobile content discovery and acquisition platform, with one of the most popular Apps for Android and iOS.  For more information, visit www.idt.net.

Investor Relations
IDT Corporation
Bill Ulrey
Phone: (973) 438-3838
E-mail: invest@idt.net